UNITED STATES
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 2026 Proxy Statement Highlights  April 2026

 This presentation contains forward‐looking statements within the meaning of securities legislation in the United States and Canada, relating to our mining business, including statements regarding the acquisition of New Gold and the integration of the New Afton and Rainy River mines, anticipated mineral reserve and resource estimates, exploration efforts and expenditures, development and expansion initiatives, growth, expansion, and upgrade or conversion, estimated production, costs, capital expenditures, expenses, recoveries, metals prices, integration of acquisitions, sufficiency of assets, ability to discharge liabilities, liquidity management, financing needs, environmental compliance expenditures, sustainability, corporate responsibility and human capital management initiatives, risk management strategies, including hedging, capital resources and use, cash flow maximization, mine life and other strategic initiatives. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated additions or upgrades to reserves and resources are not attained, the risk that planned exploration programs may be curtailed or canceled due to budget constraints or other reasons, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, copper, zinc and lead and a sustained lower price environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade and recovery variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves and mineral resources, the potential effects of pandemics or epidemics, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, the ability to maintain positive relationships with community stakeholders, inflationary pressures and impacts from tariffs and other trade barriers, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.  In connection with the solicitation of proxies, Coeur filed with the SEC and mailed to stockholders a definitive proxy statement dated April 1, 2026 (the “Proxy Statement”). The Proxy Statement contains important information about Coeur and its 2026 Annual Stockholders’ Meeting. Stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Coeur through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Coeur by contacting Investor Relations in writing at Coeur Mining, Inc., Investor Relations, 200 South Wacker Drive, Suite 2100, Chicago, IL 60606 or by telephone at (312) 489-5800. The Proxy Statement and other SEC filings are also available at www.coeur.com/investors/overview/. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also call our solicitors if they have questions or need assistance voting their shares, or with requests for additional copies of the proxy materials: Morrow Sodali LLC at (203) 658-9400.

 Relevant Terms  We use the following terms in this presentation and in the Proxy Statement to describe our operations and results, some of which are non-GAAP financial measures. Please see the applicable non-GAAP reconciliation tables in Appendix A to our 2026 Proxy Statement  Adjusted EBITDA1  Earnings before interest, taxes, depreciation and amortization, adjusted to exclude items that may not be indicative of, or are unrelated to our core operating results, a non-GAAP measure  AIP  Coeur’s Annual Incentive Plan  Annual Meeting  2026 Annual Stockholders’ meeting to be held on May 12, 2026  Audit Committee  Audit Committee of the Board  AuEqOz  Gold equivalent ounce  Board  Coeur’s Board of Directors  CAS  Costs applicable to sales  CLD Committee  Compensation and Leadership Development Committee of the Board  Coeur or the Company  Coeur Mining, Inc.  EHSCR Committee  Environmental, Health, Safety and Corporate Responsibility Committee of the Board  Exec Committee  Executive Committee of the Board  GAAP  Generally Accepted Accounting Principles  GHG  Greenhouse Gas  HCM  Human Capital Management  LTIP or Plan  Coeur Mining, Inc. 2018 Long-Term Incentive Plan, as amended  NCG Committee  Nominating and Corporate Governance Committee of the Board  NEOs  Named Executive Officers  NYSE  New York Stock Exchange  PSUs  Performance share units issued under the LTIP  Record Date  March 18, 2026  ROIC  Return on invested capital  rTSR  Relative TSR  SEC  Securities and Exchange Commission  TRIFR  Total Reportable Injury Frequency Rate  TSR  Total stockholder return  TSX  Toronto Stock Exchange   Adjusted EBITDA is a non-GAAP financial measure. See “Appendix A – Certain Additional Information” to our 2026 Proxy Statement for our results and reconciliations of GAAP to non-GAAP financial measures.

 2026 Annual Stockholders’ Meeting   4  Voting Matters  Proposal  Coeur Board Voting Recommendation  1  Election of nine director nominees named in the proxy statement  FOR each nominee  2  Ratification of the appointment of Grant Thornton LLP as Coeur’s independent registered public accounting firm for 2026  FOR  3  Approval of an amendment to Coeur’s Certificate of Incorporation to limit the   liability of certain officers as permitted by law  FOR  4  Advisory resolution to approve named executive officer compensation  FOR  Annual Meeting  Time and Date  9:30 a.m. Central Time on Tuesday, May 12, 2026  Place  Virtual - www.virtualshareholdermeeting.com/CDE2026   Record Date  March 18, 2026  Voting  Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on

 A Well-Balanced Precious Metals Mining Company  Combined 2026E Revenue1  Split by Metal  Split by Geography  With the completion of the Rochester mine expansion, the acquisition of SilverCrest and its Las Chispas mine, and the addition of New Gold’s two Canadian mines, New Afton and Rainy River, Coeur’s combined operations reflect a more balanced North American portfolio  Palmarejo  Rochester  Wharf  Silvertip  Kensington  Corporate Headquarters  Las Chispas  New Afton  Rainy River  Toronto Office  Vancouver Office  Coeur Operating Mine  Coeur Exploration Project  Gold  Silver  Copper  U.S.  Canada  Mexico   Based on guidance as published by Coeur on March 23, 2026 reflecting nine months of contribution from New Afton and Rainy River.

 Qualified and Skilled Board Nominees  We believe our Board should possess a combination of skills, professional experience and diversity of viewpoints to effectively oversee our business. Eight of nine director nominees are independent under applicable NYSE and SEC standards  Independent as determined under applicable NYSE and SEC standards.  1

 Qualified and Skilled Board Nominees (cont.)

 Governance & Compensation Practices  Independent as determined under applicable NYSE and SEC standards.  All directors and nominees are independent under NYSE and applicable SEC standards other than the Chief Executive Officer  Proactive ongoing stockholder outreach on governance, executive compensation and other corporate matters, including participation by independent directors  Active Board refreshment, with three current directors added in the last two years  Lead Director’s one-on-one meetings with each director promote candor, effectiveness and accountability  Strong mix of directors with complementary skills  Majority voting in uncontested director elections with a resignation policy  Annual evaluations promote Board and Board committee effectiveness  All directors elected annually for one-year terms  Proxy access allows stockholders who have satisfied requirements specified in our Bylaws to include director nominees in the Proxy Statement and form of proxy  Stockholders owning 20% or more of Coeur’s common stock have the right to call a special meeting of the stockholders  No related person transactions with directors, director nominees or executive officers  No poison pill or similar anti-takeover defenses in place  Peer-leading stock ownership guidelines for both directors and executive officers  Active Board oversight of enterprise risk, including involvement in strategy setting and crisis management preparation and response efforts  Clawback and forfeiture policy covers both financial restatements and officer misconduct and applies to annual incentive payouts along with both time-based and performance-based equity awards  Annual advisory vote on named executive officer compensation

 Risk Oversight  The Board takes an active approach to its role in overseeing the development and execution of the Company’s business   strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and Committee structure, which is designed so that the full Board properly considers and evaluates potential risks under the guidance of the Chairman of the Board and further considers and evaluates certain risks at the Committee level.  As part of our regular policy review process, we update our governance policies and sponsor regular employee trainings to   underscore the importance of continued strong risk oversight. In addition, the Board annually evaluates the operation and effectiveness of the Board of Directors, its Committees and the Chairman of the Board. That evaluation includes consideration of whether the Board has examined the key risks to the Company’s strategy and business plan.  While the Board has overall responsibility for Company risk, the Board has delegated oversight of certain categories of risk to the Audit Committee, the CLD Committee, the EHSCR Committee and the NCG Committee, with the aim that delegated categories of risk are treated with appropriate expertise, attention and diligence. Each committee also provides regular reporting on their work to the Board.   The Board is responsible for overseeing the principal risks facing Coeur and has a comprehensive and multi-faceted  approach to risk oversight. The Board is also responsible for overseeing management’s implementation of appropriate  systems to identify, report and manage the principal risks of Coeur’s business, including but not limited to:  Management succession planning and human capital management  Major project execution  Cybersecurity  Corporate responsibility risks  Strategic asset portfolio optimization  Commodity price volatility  Balance sheet management and access to capital  Public policy and regulatory changes

 Continued Strong Stockholder Engagement in 2025  What We Heard from Stockholders  What We Did  Improve free cash flow and strengthen balance sheet   Generated strong operating cash flow as growth capital spending declined. Finished 2025 with a record breaking $666 million of free cash flow   Completed six site-level projects to reduce energy and emissions, and successfully negotiated a cost-effective increase in green power supply to our Rochester mine in Nevada   Net leverage ratio decreased from 1.6x at the end of 2024 to (0.2x) at the end of 2025   Bolstered liquidity position with a year-end cash balance of $554 million, a near 10x increase vs. prior year  Successfully integrate Las Chispas and drive enhancements at Rochester   Closed on the acquisition of SilverCrest Metals, Inc. and successfully integrated the Las Chispas mine into Coeur’s portfolio to bolster annual production levels and financial performance   Advanced enhancements to the expanded Rochester operation, delivering sequential improvements in production and operating performance over the year  Link executive compensation program to drive long-term stockholder value   AIP and LTIP include metrics that are key drivers of stockholder value and aligned with stockholder returns   Emphasize culture and human capital management  Completed internal culture survey, with 92% employee participation and strong results; developed plans to address areas of opportunity for improvement based on survey feedback  Include directors in stockholder engagement calls  Our independent directors, including the chairs of our Board committees, are made available to engage directly with stockholders as part of our annual stockholder outreach program

 2025 Executive Compensation Philosophy  Drive performance against critical strategic goals designed to create long-term stockholder value  Pay our executives at a level and in a manner that attracts, motivates and retains top talent  PSU weighting consists of 25% for Free Cash Flow per Share and 50% for rTSR.                                   PROTECT     We are focused on safeguarding the safety and health of our employees, protecting the environments where we operate.     EHS Scorecard     20% of AIP      Our AlP rewards outstanding health, safety and environmental performance.           DEVELOP     We endeavor to develop quality resources, grow and enhance our assets, pursue new opportunities, develop and grow our people, and build a solid technical foundation.     Three-Year Growth in Inferred Resources     25% of PSUs      Our LTIP award structure drives performance against these goals by tying a portion of our performance shares to increases in our inferred resources. In addition, our 2025 AIP Strategic Initiatives component included metrics tied to the successful integration of Las Chispas.     Focus on Key Strategic Initiatives     20% of AIP      Our AIP encourages development of our executives and employees by rewarding exemplary individual performance and growth.     Individual Component of AIP, except CEO     Varies by NEO            DELIVER     We strive to deliver impactful results through teamwork and act with integrity.     Costs Applicable to Sales     20% of AIP      Our AIP rewards exemplary performance and impactful results.     Adjusted EBITDA     20% of AIP      Both our AlP and LTIP reward achievement of operational and financial objectives and creation of long-term stockholder value, tying payouts to achieving production, cost and adjusted EBITDA targets, increasing free cash flow per share and rTSR.     Three-year Growth in Free Cash Flow per Share and rTSR     75% of PSUs1      Our Clawback and Forfeiture Policy holds our executives accountable to act with integrity and in accordance with applicable laws in achieving the goals linked to our compensation programs.     Production     20% of AIP

 Executive Compensation Programs  Ongoing Evolution of Executive Compensation Program

 2025 Executive Compensation Practices  What We Do  Pay for performance with strong alignment of realizable pay to TSR  Proactive stockholder outreach with meaningful compensation program changes made based on feedback  Differentiated metrics across AIP and LTIP  AIP metrics drive stockholder value, with rigorous goals tied to Board-approved budget, key strategic initiatives and safety and environmental objectives   Majority of equity compensation in the form of performance shares with three-year cliff vesting tied to rigorous strategically aligned and value-driving internal performance metrics and relative TSR  Majority of compensation “at-risk”        Independent compensation consultant   Modest perquisites   “Double trigger” equity acceleration upon a change-in-control   Peer-leading stock ownership guidelines for our directors and executive officers, including 6x base salary for CEO (the guidelines do not count unvested performance shares)   Clawback policy covering both financial restatements and misconduct and applying to annual incentive payouts along with both time-based and performance-based equity awards   Annual stockholder “say on pay” vote   100% of CEO AIP based on Company goals  What We Do Not Do   No hedging Coeur stock   No pledging Coeur stock  No excise tax gross-ups, tax gross-ups on perquisites or tax gross-ups applicable to change-in-control and severance payments  No holding Coeur stock in margin accounts        No employment contracts for NEOs other than CEO     No re-pricing of stock options or SARs without stockholder approval  No “single trigger” cash severance based solely upon a change-in-control of the company

 2025 Compensation Results Aligned with Performance           2025 Performance     2025 Compensation Result   Actual Pay Compared to Target        2025 gold production was above target while silver production was below target. Overall safety and environmental performance for the year was strong, exceeding stretch goals on all AIP measures other than TRIFR, which increased slightly year-over-year despite once again being best among U.S. companies according to MSHA data. 2025 gold costs per ounce were significantly lower than target, while silver costs per ounce were slightly higher than target driven by below-target silver production. Our overall production and cost performance was strong and led to adjusted EBITDA slightly above target. Performance on the key strategic initiative of integrating Las Chispas was well above target   For the three-year period ended December 31, 2025, we achieved above-target growth in overall reserves and resources driven by solid results from our five operations, and performed in the top quartile on relative total stockholder return compared to the peer group, partially offset by below-target ROIC for the period     2025 Corporate AIP payout of 133% of target   Three-year PSUs paid out at 166% of target   LTIP – Performance Shares (60% of LTIP award)         Above-target overall performance   28% performance for three-year ROIC, compared to a target of 37.3%   Added 2.6M AuEq ounces of proven and probable reserves, compared to a target of 1.0M ounces  Added 3.0M AuEq ounces of inferred resources, compared to a target of 1.9M ounces          166% of target overall payout of PSU award for the 2023 2025 performance period   65% of target payout of PSUs linked to three-year ROIC (50% weighting)   200% of target payout of PSUs linked to reserve and resource growth, respectively (25% weighting for each)   Multiplied sub-total performance of 132.5% by 125% due to top quartile rTSR performance compared to peers   LTIP – Restricted Shares (40% of LTIP award)        212% one-year stock price increase in 2025     Restricted shares vesting over three years granted in 2025 constituted 40% of the total LTIP award to NEOs; realizable value directly aligned with long-term stockholder value

 2025 Compensation Results Aligned with Performance                  2025 Performance  2025 Compensation Result    AIP     Strong overall safety and environmental performance, strong gold production and costs, lower silver production and higher silver costs than planned, slightly higher adjusted EBITDA than planned, and achievement of the key strategic initiative of the integration of Las Chispas following the SilverCrest acquisition     133% of target overall payout on corporate AIP objectives   Strong safety and environmental performance on key measures included in 2025 AIP EHS scorecard: maximum performance on Lost Time Severity Score (LTSS) and increased Leadership in the Field interactions; below-target performance on key safety incident rate (TRIFR) based on very aggressive targets despite best employee TRIFR among peers at U.S. mines according to MSHA data. Zero high-severity environmental releases or excursions drove maximum performance on environmental measures  160% of target payout overall for environmental and safety performance (20% weighting)   Gold production was above target while silver production was below target  115% and 79% of target payout, respectively, for gold and silver production (20% weighting split pro rata for gold and silver revenue contribution, or 13% weighting for gold and 7% for silver)   Gold CAS were significantly lower than target, while silver CAS performance was slightly higher than target   144% and 98% of target payout, respectively, for gold CAS and silver CAS (20% weighting split pro rata for gold and silver revenue contribution, or 13% weighting for gold and 7% for silver)   Adjusted EBITDA at 101% of target, driven by overall strong production and cost performance  104% of target payout for adjusted EBITDA (20% weighting)   Strong execution on the strategic initiative of integration of Las Chispas  171% of target payout for strategic initiatives (20% weighting)

 2025 CEO Compensation – Realized and Realizable Pay  Our NEO compensation program is structurally designed to be a strong performance-based program. 82% of our CEO’s compensation consists of fully at-risk short- and long-term incentives, including 60% denominated in long-term incentives designed to focus the CEO on Coeur’s long-term success and align fully with the stockholder experience.   The tables below compare total target direct pay for our CEO as of the grant date to the realized and realizable value of compensation during the last three years and compared to stockholder return on investment. The analysis is based on the return on a $100 investment by a stockholder at the start of a period compared to realized/realizable CEO compensation against $100 of total target direct compensation in each year1.  Total target direct pay includes annualized salary, target AIP, long-term incentive grant of PSUs and restricted stock. Equity valued as at closing stock price for last 60 trading days before the grant date for 2023 ($3.55) and 2024 ($2.93) and for last 20 trading days before the grant date for 2025 ($6.02). Realized and realizable pay includes salary, actual AIP paid, and the market value of unvested PSUs and restricted stock (assuming PSUs vest at target for 2024 and 2025 grants, actual of 166% for 2023 cycle). Equity valued as at December 31, 2025 closing stock price of $17.83.  CEO  Stockholder  2023  $439  $531  2024  $390  $547  2025  $224  $463  Value of $100  2025 CEO Compensation

 Corporate Responsibility Highlights

Corporate Responsibility

COEUR MINING

Our corporate responsibility strategy and priorities are rooted in long-term value creation and risk management, as exemplified by our recent accomplishments

Reduced the net intensity of our emissions by 38% as of the end of 2024, surpassing our goal of ***35% reduction***[1]

Tied executive compensation and individual incentive programs ***to EHS performance***

Sourced ***renewable power*** for Rochester, Wharf and Las Chispas

Implementing Global Industry Standard on Tailings Management across all sites

MSCI ESG RATINGS A
CCC | B | BB | BBB | A | AA | AAA

As of 2021, Coeur received an MSCI ***ESG Rating*** of "***A***"[2]

Coeur maintained the lowest ***Total Reportable Injury Frequency Rate*** among its peers in 2025[3]

ESR Empresa Socialmente Responsable

Coeur Mexicana is a ***13-time recipient*** of Empresa Socialmente Responsable distinction and Las Chispas received the distinction in 2025[4]

Advanced ***biodiversity risk assessments*** in line with our biodiversity management standard

Active Board refreshment including **three new directors** in the **last two years**

ISS QualityScore GOVERNANCE 1
Highest Rating By INSTITUTIONAL SHAREHOLDER SERVICES

ISS ***QualityScore*** of "1" for Governance (Highest Possible)

Mitch Krebs, Chairman, President & CEO, served as ***Chair of NMA ESG*** Task Force and as ***Chair of NMA***

2024 ***Winner*** Best Compliance and Ethics Program (small/mid-cap) and Best Proxy statement (mid-cap), Corporate Secretary

(1) Base year GHG intensity is 14.21 kg CO_2e/ton processed. This value is calculated using an average of 2018 and 2019 Scope 1 and Scope 2 emissions and production values.
(2) For more information on MSCI ESG Ratings, please visit https://msci.com/notice-and-disclaimer.
(3) Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics; Coeur average 0.17 injuries per 200,000 employee-hours worked vs. industry average of 1.31.
(4) The Socially Responsible Company (ESR®) Distinction is an annual recognition granted by the *Mexican Center for Philanthropy (Centro Mexicano para la Filantropía, CEMEFI)* to companies that demonstrate strong ethical practices, community engagement, environmental responsibility and sound governance.

NYSE, TSX: **CDE** 18

What Matters to Coeur: 2025 Goals and Priorities  In 2025, we made substantial progress on many of our corporate responsibility goals and priorities, including:  Maintaining our peer-leading corporate governance practices  Increasing disclosures in line with leading disclosure frameworks  Continuing our efforts towards reducing net intensity of GHG emissions with a focus on cost-effective renewable energy at our operations  Implementing the requirements of the Global Industry Standard on Tailings Management (GISTM) across sites  Formalizing enterprise-wide water stewardship goals that will guide Coeur’s long-term approach to predictive water management across three pillars: resilience, efficiency and transparency  Achieving or making progress on other short- and long-term corporate responsibility goals, such as improving the quality of Leadership in the Field interactions, sustaining a low frequency of environmental incidents, and further supporting our biodiversity management  Providing career progression and unique internal development programs like IMPACT to invest in, develop high-caliber talent and retain future Company leaders  Offering synchronous and asynchronous trainings and fostering a workplace that further develops our talent pipeline by making Coeur an attractive place to work for the widest group of qualified people  Continuing to engage with stockholders about corporate responsibility issues so that our initiatives, priorities and reporting are aligned with their priorities

 Human Capital Management  Coeur has long recognized that people and culture are key to achieving our strategic   goals. We aim to promote safety first and proactively develop our people while fostering  a healthy culture. Our leadership team regularly engages with employees to assess our  culture through surveys, town halls that provide opportunities for employees to ask  questions, and development programming, among other efforts. We also conduct  robust succession planning at all levels of the organization  Building on the results of our fourth biennial culture survey in 2025, we have focused on  making improvements to address employee responses. We anticipate conducting  another culture survey in 2027 to gather additional employee feedback

 Continued Focus on Employee Success  Our purpose statement, We Pursue a Higher Standard, and our leadership   principles are the foundation upon which we evaluate employee success:  We invest in talent development through structured training programs, leadership coaching and comprehensive feedback mechanisms. Our commitment to career advancement creates a strong value proposition for our workforce  Lives our health & safety culture  Works with integrity and follows our policies  Has courage to raise concerns  Respects work environment  Leads by example  Conduct Principles  Collaborates with other teams  Helps others solve problems  Listens to other viewpoints  Communicates clearly  Provides honest and timely feedback  Teamwork Principles  Pays attention to details  Delegates effectively  Does what they say they will do  Anticipates what may happen and plans for it  Takes accountability for actions and mistakes  Individual Principles  PROTECT  OUR PEOPLE, PLACES, PLANET  DEVELOP  Quality Resources, Growth, Plans, TALENT  DELIVER  IMPACTFUL RESULTS THROUGH TEAMWORK

 Strategic Succession Planning & Employee Development  Continued Focus on People and Culture  Our organization-wide succession planning process supports business continuity and leadership readiness.  We conduct robust succession planning throughout the organization each year by employing specific talent diagnostics and skills development. High potential talent without our organization is identified and development plans are created starting from our front-line supervisors to our Chief Executive Officer.   Our Board oversees the recruitment, development, and retention of our senior executives, Significant focus is placed on succession planning both for key executive roles and also deeper into the organization.   In-depth discussions occur multiple times per year in meetings of the Board, CLD Committee and NCG Committee, including in executive sessions to foster candid conversations.   Directors have regular and direct exposure to senior leadership and high-potential employees during Board and committee meetings and through other informal meetings and events held during the year.   Over 35 meetings on succession with site and corporate Leaders  Discussions include development planning and workforce Planning with site HR Managers & General Managers  Meetings with each functional manager, Vice President and Executive Vice President, with roll-up summary to CEO and ultimately discussion with the Board

 Industry-Leading Safety Performance  Coeur has been certified in the National Mining Association’s CORESafety program since 2017 and completed its recertification in July 2021  Lost-Time Injury Frequency Rate  Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics. Injuries per 200,000 employee-hours worked.  Includes both Coeur employees and contract workers.  MSHA data January to December 2025 (preliminary).  Total Reportable Injury Frequency Rate  Industry average1  Coeur Mining2  Industry average1  Coeur Mining2  Coeur’s injury frequency rate remains significantly below industry average, having one of the lowest Total Reportable Injury Frequency Rates and safest performance records among peers according to MSHA in 2025  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  3  3

 By 2030, Coeur expects to strengthen water stewardship across its operations by implementing standardized predictive water balance models, advancing site-specific water efficiency in water-scarce regions, and achieving alignment with international reporting frameworks  Coeur remains focused on enhancing operational resilience to water and climate risks, improve transparency and accountability in performance reporting, and contribute to responsible, sustainable water management within the communities and watersheds where we operate. Progress towards goals is reported in the annual Responsibility Reports  Predictive, Efficient, and Transparent Water Management by 2030  Water Stewardship Goals   24  Establish predictive, standardized water management across all operations  Using Data and Science to Strengthen Water Resilience  Resilience  Improve water use efficiency at sites facing current or future water scarcity through site-driven, feasible solutions  Driving Smarter, More Efficient Water Use  Efficiency  Achieve full alignment with international reporting standards and progress toward external assurance of water disclosures by 2028  Advancing Transparency and Accountability in Water Stewardship  Transparency

 Appendix

 Executive Leadership  Mitchell J. Krebs – Chairman, President and Chief Executive Officer. During his twenty-year tenure with Coeur, Mr. Krebs has led nearly $2 billion in capital raising and debt restructuring activities and has facilitated over $4 billion of acquisitions and divestitures. Mr. Krebs was previously Coeur‘s Chief Financial Officer from March 2008 to July 2011 and held various positions in the corporate development department, including Senior Vice President of Corporate Development. Mr. Krebs previously served as the Chairman of The National Mining Association from September 2022 to September 2024 and as the former Chair of the ESG Task Force. Mr. Krebs previously served as a Director of Kansas City Southern Railway Company from May 2017 to April 2023 and is a past President of The Silver Institute.  Thomas S. Whelan – Executive Vice President and Chief Financial Officer. Prior to joining Coeur, Mr. Whelan served as CFO of Arizona Mining Inc. from September 2017 to August 2018, when the company was acquired from South32 Limited. Previously, Mr. Whelan served as CFO for Nevsun Resources Ltd. from January 2014 to August 2017. He is a chartered professional accountant and was previously a partner with the international accounting firm Ernst & Young (“EY”) LLP where he was the EY Global Mining & Metals Assurance sector leader, the leader of the EY Assurance practice in Vancouver and previously EY’s Canadian Mining & Metals sector leader. Mr. Whelan graduated with a Bachelor of Commerce from Queen’s University. Mr. Whelan has served as a member of the board of directors of Highlander Silver Corp., a precious metals exploration company, since October 2024.  Michael “Mick” Routledge – Executive Vice President and Chief Operating Officer. Mr. Routledge has over 25 years’ experience with Rio Tinto in various roles beginning in 1987, including as the Chief Operating Officer (2011-2012) and Vice President HSE, Projects & Operational Value (2012-2014) of the Kennecott Utah Copper mine business and served as the Chief Operating Officer of Asahi Refining from 2015 to 2017. He served as Senior Director of Operational Excellence at Anagold Madencilik, a subsidiary of Alacer Gold Corp., a gold producer which merged with SSR Mining Inc. in the fall of 2020. Most recently, Mr. Routledge served as the Vice President of Major Projects and Studies of Alacer Gold Corp. from February 2020 until May 2020. Mr. Routledge currently chairs the Health & Safety Division Executive Committee for the Society for Mining, Metallurgy & Exploration board. He received an undergraduate degree from the University of Sunderland, England in Electrical and Control Engineering and received his MBA with a focus on business and strategic transformation from Henley Management College in England.  Casey M. Nault – Executive Vice President, General Counsel and Secretary. Mr. Nault has almost 30 years of experience as a corporate and securities lawyer, including prior in-house positions with Starbucks Corporation and Washington Mutual, Inc. and law firm experience with Gibson, Dunn & Crutcher. His legal experience includes securities compliance and SEC reporting, corporate governance and compliance, mergers and acquisitions, public and private securities offerings, other strategic transactions, general regulatory compliance, cross-border issues, land use and environmental issues, and overseeing complex litigation. In addition to leading the legal function, Mr. Nault also has executive responsibility for several other corporate functions including compliance, corporate responsibility, internal audit, government affairs and land management.  Aoife M. McGrath – Executive Vice President, Exploration. Ms. McGrath has over 20 years of mining industry experience, spanning all stages of exploration from greenfield works to continental-scale exploration programs. Most recently, Ms. McGrath served as Vice President Exploration, Africa and Middle East at Barrick Gold Corp. Prior to that time, she served as head of Exploration and Geology for Beadell Resources Limited as well as serving in various roles at Alamos Gold Inc., including Director, Exploration and Corporate Development and Vice President, Exploration. She holds a Master of Science in Mineral Exploration from the University of Leicester as well as a Master of Science in Engineering Geology from the Imperial College London.  Emilie C. Schouten – Executive Vice President and Chief Human Resources Officer. Ms. Schouten has over 20 years of experience in Human Resources, starting her career at General Electric, where she graduated from GE’s Human Resources Leadership Program. After 6 years as an HR Manager with GE, her division was acquired by the world’s largest electrical distribution company, Rexel, and Ms. Schouten went on to become the Director of Training and Development. Ms. Schouten has a B.A. in Sociology from Michigan State University and a M.S. in Industrial Labor Relations from University of Wisconsin-Madison.

 Board of Directors  Mitchell J. Krebs – Chairman, President and Chief Executive Officer. See prior slide.  J. Kenneth Thompson – Independent Lead Director. Former Chairman of the board of directors of Pioneer Natural Resources Company (oil and gas), former member of the board of directors of Alaska Air Group, Inc. (parent company of Alaska Airlines, Hawaiian Airlines and Horizon Air), and former Lead Independent Director of Tetra Tech, Inc. (engineering consulting). President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China, and Singapore from 1998 to 2000. Mr. Thompson was a National Association of Corporate Directors Directorship 100 honoree in 2019.  Linda L. Adamany – Independent Lead Director and Chair of the Nominating and Governance Committee of Jefferies Financial Group (formerly known as Leucadia National Corporation), a diversified holding company engaged in a variety of businesses, since March 2022, and Board member since March 2014, and an Independent Member of the board of directors and chair of the Remuneration Committee of Jefferies International Limited, a wholly-owned subsidiary of Jefferies Financial Group Inc., since March 2021; non-executive director of BlackRock Institutional Trust Company since March 2018; non-executive director and chair of the Compensation Committee of Vitesse Energy, Inc. since January 2023; non-executive director of the Wood plc from October 2017 to May 2019; non-executive director of Amec Foster Wheeler plc, an engineering, project management, and consultancy company, from October 2012 until the Company was acquired by Wood plc in October 2017; member of the board of directors of National Grid plc, an electricity and gas generation, transmission, and distribution company, from November 2006 to November 2012. Served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc’s Refining & Marketing segment, a $45 billion business at the time. She was selected as one of Women Inc. Magazine’s 2018 Most Influential Corporate Directors.  Pierre Beaudoin – Chairman of the board of directors of Radisson Mining Resources, Inc. (gold exploration company in Canada) since July 2024 and a member of the board since September 2021. Mr. Beaudoin is a mineral processing professional with over 40 years of international operating and project development experience. Mr. Beaudoin joined the board of directors of SilverCrest Metals, Inc. in June 2018 and subsequently became its Chief Operating Officer in November 2018, until Coeur’s acquisition of SilverCrest in February 2025. During his five years in the role, he successfully led the technical studies, build and ramp-up of the Las Chispas operation. Mr. Beaudoin previously worked as both Chief Operating Officer and Senior Vice President of Capital Projects with Detour Gold Corporation (gold mining company) from January 2013 to July 2017 and January 2010 to December 2012, respectively, Served in various roles over a 16-year career with Barrick Gold Corporation, including in capital projects and management roles from September 2004 to January 2010.  Paramita Das – Served as Chief Strategy Officer and Senior Advisor to the Chief Executive Officer of Stardust Power Inc. (manufacturer of battery-grade lithium products) from September 2024 to November 2025. Previously, Ms. Das served as the Global Head of Marketing, Development and ESG (Chief Marketing Officer) Metals and Minerals at Rio Tinto from June 2022 to February 2024; President of Rio Tinto Nickle Inc., President and CEO of Alcan Primary Products Company, LLC and a member of the Board of Directors of Rio Tinto Services Inc. from July 2019 to September 2023 and General Manager, Marketing and Development, Metals, and Head of the Chicago Commercial Office, Rio Tinto from 2018 to 2021. Ms. Das served as Chief of Staff/Group Business Executive to the Rio Tinto Group CEO from 2016 – 2017. Ms. Das is a member of the board of directors of Genco Shipping & Trading Limited, a drybulk shipowner focused on global transportation of commodities, since March 2024 and a member of the board of directors of Toromont Industries, Ltd., a specialized equipment company, since November 2024. Ms. Das is a former Board member of World Business Chicago from 2020 – 2022; Chicago Children’s Museum from 2019 – 2021 and UN Woman – USNC from 2014 to 2017. Ms. Das received a bachelor’s degree in Architectural Engineering in 2001, and MBA in 2004 and additional post-graduate studies in Strategy and Finance in 2014.

 Board of Directors (cont.)  Patrick Godin – Mr. Godin has over 30 years of corporate, technical and operations experience in the mining industry.  Mr. Godin served as President and Chief Executive Officer of New Gold Inc. from November 2022 until March 2026. Mr. Godin previously served as the Vice President and Chief Operating Officer of Pretium Resources Inc. where he was responsible for the operations of the Brucejack Mine. Previously, Mr. Godin was the President and Chief Executive Officer of Stornoway Diamond Corporation and served as its Chief Operating Officer and Vice President from 2010 to 2018. Mr. Godin has also held executive or senior operations positions for G Mining Services, Canadian Royalties, IAMGOLD and Cambior Inc. Mr. Godin is a member of the Board of Directors of OR Royalties Inc., an intermediate precious metals royalty company, since March 2026. Mr. Godin holds a Bachelor of Engineering in Mining from Laval University in Quebec, Canada and has obtained the ICD.D designation from the Institute of Corporate Directors.  Jeane L. Hull – Ms. Hull has over 35 years of mining operational leadership and engineering experience, most notably holding the positions of Chief Operating Officer for Rio Tinto plc at the Kennecott Utah Copper Mine and Executive Vice President and Chief Technical Officer of Peabody Energy Corporation. She also held numerous management engineering and operations positions with Rio Tinto affiliates. Prior to joining Rio Tinto, she held positions with Mobil Mining and Minerals and has additional environmental engineering and regulatory affairs experience in the public and private sectors. Ms. Hull currently serves as a member of the Board of Directors of Epiroc AB since January 2018, Hudbay Minerals since June 2023, and Wheaton Precious Metals Corporation since May 2023. She previously served on the boards of Copper Mountain Mining Corp., Trevali Mining Corporation, Pretium Resources Inc., Interfor Corporation and Cloud Peak Energy Inc. Ms. Hull also served on the Advisory Board for South Dakota School of Mines and Technology for over ten years.  Eduardo Luna – Non-Executive Chairman of the Board of Rochester Resources Ltd. (junior natural resources company with assets in Mexico) since March 2018 and Lead Director of the Board of Directors of Vizsla Silver Corp. (junior natural resources company) since September 2025. Mr. Luna has spent over forty years in the precious metals mining industry and has held prior senior executive and board positions at several companies including Industrial Peñoles, Goldcorp Inc., Luismin SA de CV, Wheaton River Minerals Ltd., Alamos Gold Inc., Dyna Resource, Inc. and Primero Mining Corp. He is also a former member of the Board of Directors of Wheaton Precious Metals Corp. Mr. Luna is the former President of the Mexican Mining Chamber and a former President of the Silver Institute. He was inducted into the Mexico Mining Hall of Fame and serves as Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato where he received a degree in Mining Engineering.  Robert E. Mellor – Independent Chairman of the board of Monro, Inc. (auto service provider) since June 2017, and appointed Interim Chief Executive Officer from August 2020 to April 2021. Previously Mr. Mellor was lead independent director from April 2011 to June 2017 and a member of the board of directors since August 2010; Former Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; former member of the board of directors of CalAtlantic Group, Inc. (national residential home builder) from October 2015 to February 2018, when CalAtlantic was acquired by Lennar Corporation; former member of the board of directors of the Ryland Group (national home builder, merged with another builder to form CalAtlantic) from 1999 to October 2015; and former member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) from March 2010 until December 2015 when it merged with another company. He was named a 2020 National Association of Corporate Directors Directorship 100 honoree.  Marilyn Schonberner – Ms. Schonberner has over 35 years of international experience in the energy and mining sectors. She served as Chief Financial Officer of Nexen Energy ULC until her retirement in 2018. During her 21-year career with Nexen, she held various executive roles with responsibility for financial and risk management, audit, human resources, strategic planning and budgeting, supply chain, and information services. Ms. Schonberner currently serves on the Board of Directors of Wheaton Precious Metals Corporation, the Advisory Board of Heritage Royalty, and is an Executive Committee member of the Calgary Chapter of the Institute of Corporate Directors. Previously, Ms. Schonberner served on the board of New Gold Inc., where she was also the Chair of the Audit Committee. Ms. Schonberner holds a Bachelor of Commerce from the University of Alberta and a Master of Business Administration from the University of Calgary. She is a Certified Professional Accountant, Certified Management Accountant, and a Certified Internal Auditor. Ms. Schonberner completed the Senior Executive Development Programme at the London Business School and has obtained the ICD.D designation from the Institute of Corporate Directors.

 Contact Information  Corporate Office  Coeur Mining, Inc.  200 S. Wacker Drive, Suite 2100 Chicago, IL 60606  Main Telephone  +1 (312) 489-5800  Stock Ticker  NYSE, TSX: CDE  Website  www.coeur.com  Contact  Jeff Wilhoit  Senior Director, Investor Relations  investors@coeur.com